Exhibit (g)(38)
[ Janus Letterhead ]
LETTER AGREEMENT
September 26, 2014
Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC/2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
This letter is to notify you that Janus Investment Fund (the “Trust”) will change the name of Janus Unconstrained Bond Fund to Janus Global Unconstrained Bond Fund, effective as of October 6, 2014. The Trust requests confirmation that all references to “Janus Unconstrained Bond Fund” in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”), shall be replaced with “Janus Global Unconstrained Bond Fund.”
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz Stephanie Grauerholz
Vice President, Chief Legal Counsel and Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers Michael F. Rogers
Executive Vice President
Agreed to this 6th day of October, 2014.